UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2023

Cornerstone Building Brands, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5020 Weston Parkway	Suite 400	Cary	NC	27513
(Address of principal executive offices)				(Zip Code)

Registrant’s telephone number, including area code: (866) 419-0042
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2023, Katy K. Theroux, Executive Vice President, Chief Human Resources Officer of Cornerstone Building Brands, Inc. (the “Company”), informed the Company that she would decline the Company’s request to relocate to the Company’s headquarters in Cary, North Carolina due to family circumstances. Consequently, the Company and Ms. Theroux have decided that Ms. Theroux will depart from the Company. Ms. Theroux and the Company have agreed that Ms. Theroux will remain in her current role through the earlier of (a) June 30, 2023 or (b) until a successor is appointed (the “Separation Date”) and will continue to be available for consulting and advisory support through December 31, 2023 to ensure a smooth transition (“Transition Period”).

Ms. Theroux will be entitled to the severance benefits pursuant to Ms. Theroux’s existing Employment Agreement entered into between the Company and Ms. Theroux dated June 1, 2016 (“Employment Agreement”) that are payable upon resignation by Ms. Theroux for “Good Reason” as defined in the Employment Agreement. Ms. Theroux’s existing restrictive covenants related to noncompetition, non-solicitation and similar matters will remain in effect in accordance with their terms, and the applicable post-termination periods of coverage will commence at the Separation Date.

In exchange for Ms. Theroux’s agreement to provide consulting and advisory services through the Transition Period, Ms. Theroux’s services during this period will be treated as service for purposes of vesting in the value of her equity awards that vest through the end of the Transition Period (but not as to any period following the Transition Period).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena S. Brenner
Name: Alena S. Brenner
Title: Executive Vice President, General Counsel and Corporate Secretary

Date: March 14, 2023